SUB-ITEM 77Q3

AIM High Yield Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 1/31/2009
File number: 811-05686
Series No.:  8

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                  $15,085
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                  $ 2,295
        Class C                  $ 1,424
        Class Y                  $    27
        Investor Class           $ 4,717
        Institutional Class      $ 7,977


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                   0.1786
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                   0.1662
        Class C                   0.1655
        Class Y                   0.1174
        Investor Class            0.1792
        Institutional Class       0.1872


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                   93,109
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                   12,581
        Class C                    9,998
        Class Y                      423
        Investor Class            26,091
        Institutional Class       41,882


74V.  1 Net asset value per share (to nearest cent)
        Class A                    $3.00
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                    $3.01
        Class C                    $3.00
        Class Y                    $3.01
        Investor Class             $3.01
        Institutional Class        $3.00